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                                                                      Exhibit 99

                             Company Press Release

Cardima Issues Shares in Private
Placement

FREMONT, Calif.--(BW HealthWire)--Jan. 25, 1999--Cardima, Inc. (Nasdaq:CRDM - news) announced it had issued, with the assistance of a placement agent, 5,803,500 shares of common stock to certain accredited investors in a private placement at a purchase price of $2.00 per share.

In addition, the Company issued 354,806 shares of Common Stock to the placement agent in lieu of commissions payable to the placement agent. The placement agent also received a warrant to purchase 580,350 shares of the Company's common stock with an exercise price of $2.20 per share. The Company has agreed to register the purchased shares for resale by the investors as well as the shares issued to the placement agent, including the shares of common stock underlying the warrant.

Additionally, Cardima announced that it had reduced its full-time work force by approximately 30%. The reductions were Company-wide and were made to align the Company's available cash and spending plans going forward.

Phillip Radlick, Ph.D., President and Chief Executive Officer of Cardima, said, ``We want to achieve several key milestones with these new funds. We plan to continue to roll out the Revelation and Revelation Tx microcatheters, both of which are approved for therapeutic treatment of atrial fibrillation (AF) in the European Union, and the only microcatheters to have such approvals. We will expand the AF clinical trial in the United States, permission for which has been granted by the U.S. Food and Drug Administration (FDA). We will continue to work with opinion leaders in the electrophysiology community to develop leading-edge products to diagnose and treat AF and ventricular tachycardia (VT).''

Cardima, Inc. designs, develops, manufactures and markets minimally invasive, single-use microcatheter-based systems for the dual purpose of finding and treating the two most common forms of cardiac arrhythmias: atrial fibrillation, a condition of the heart characterized by the irregular and very rapid beating of the heart's atrial chambers, and ventricular tachycardia, a life-threatening condition in which heartbeats are improperly initiated from within the ventricular walls, bypassing the heart's normal conduction system. Cardima is the only company developing unique microcatheter systems to be used in both diagnosing and treating AF and VT. For further information about atrial fibrillation and ventricular tachycardia, contact Cardima's website at www.cardima.com.

Statements included in this press release that are not historical or current facts and which relate to the continued roll out of the Revelation and Revelation Tx microcatheters, expansion of the AF clinical trial and the development of leading-edge products are ``forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain
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risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, the Company's failure to continue the roll out of the Revelation and Revelation Tx microcatheters, expand the AF clinical trial, develop new products to diagnose and treat AF and VT and those risks discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

     Cardima, Inc.
     Ronald E. Bourquin, 510/354-0162
     www.cardima.com

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